CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of World Funds Trust with respect to the filing of the Prospectus and Statement of Additional Information for The Secure Investment Management (“SIM”) Funds, each a series of World Funds Trust.

/s/ Tait, Weller & Baker LLp

Philadelphia, Pennsylvania
February 28, 2019